Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Announces Second Quarter 2005 Financial Results

Conference Call and Webcast to Be Held Tuesday, August 2, at 12:00 p.m. EDT (18:00 CEST)

Novato, Calif, August 1, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced results for its second quarter ended June 30, 2005. The net loss was $21.3 million ($0.33 per share) for the second quarter of 2005 compared to $55.6 million ($0.86 per share) for the second quarter of 2004. The net loss was $43.8 million ($0.68 per share) for the six months ended June 30, 2005, compared to $75.5 million ($1.18 per share) for the six months ended June 30, 2004.

“BioMarin has made significant changes throughout its business and has met major company milestones, all of which strengthen the company for future success,” stated Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “With regard to Naglazyme, our U.S.-commercialization effort is well under way and, in anticipation of European approval in the coming months, we have decided to go forward and establish a small, Europe-based commercial infrastructure that will allow us to market Naglazyme on our own in the European Union.” Mr. Bienaimé added, “We continue to enroll patients in the Phase 3 clinical trial of Phenoptin for PKU and look forward to announcing data from this trial in the first quarter of 2006.”

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased 109 percent to $19.2 million for the second quarter of 2005, compared to $9.2 million in the second quarter of 2004. Net sales for the six months ended June 30, 2005 were $35.1 million compared to $16.6 million for the same period in 2004, representing an increase of 112 percent. BioMarin’s share of the BioMarin/Genzyme LLC financial results was a profit of $3.3 million for the second quarter of 2005, compared to a loss of $1.7 million for the second quarter of 2004. BioMarin’s share of the BioMarin/Genzyme LLC financial results for the six months ended June 30, 2005, was a profit of $5.4 million, compared to a loss of $3.5 million for the six months ended June 30, 2004.

Initial sales of Naglazyme™ (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), were booked during the last week of the second quarter of 2005. Naglazyme was approved by the U.S. Food and Drug Administration (FDA) on May 31, 2005 and has been designated an orphan drug, which grants it seven years of market exclusivity in the United States. A marketing application is currently pending in the European Union.

Net sales of Orapred® (prednisolone sodium phosphate oral solution), including its branded and authorized generic products, decreased to $1.3 million for the second quarter of 2005, compared to $4.6 million in net sales for the second quarter of 2004. Orapred net sales recorded by BioMarin for the six months ended June 30, 2005 were $6.3 million compared to $4.6 million for the same period in 2004. BioMarin began recording sales of Orapred in May 2004 at the time the product was acquired.

As of June 30, 2005, BioMarin had cash, cash equivalents, short-term investments and cash balances related to long-term debt of approximately $45.8 million.

Financial Guidance

2005 Projected Net Product Sales

BioMarin confirms the net product sales guidance, which was previously announced in a company press release issued on July 5, 2005, for the fiscal year ending December 31, 2005:

•	Aldurazyme for MPS I: $70 million to $75 million

•	Naglazyme for MPS VI: $4 million to $6 million

•	Orapred products for severe asthma: $8 million to $10 million

2005 Projected Net Loss and End of Year Cash Balance

BioMarin projects that the GAAP net loss for 2005 will be between $75 million and $80 million, which includes $6.7 million of Orapred deal-related expenses. The company expects to end the fiscal year ending December 31, 2005, with $55 million to $60 million in cash, cash equivalents, short-term investments and cash balances related to long-term debt. This estimate does not include the $25 million convertible loan that is available to BioMarin from Medicis Pharmaceutical Corporation.

Recent Events and Second Quarter 2005 Highlights

•	On August 1, BioMarin announced that it had filed a New Drug Application with the FDA for Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets) for the treatment of severe asthma and other inflammatory conditions. The company expects to receive a response from the FDA by mid-2006.

•	On July 19, BioMarin closed a public offering of common stock, announced July 14, 2005. In the offering, BioMarin sold 8,500,000 shares for a total offering price to the public of approximately $59.9 million. The net proceeds to BioMarin after payment of expenses are approximately $56.5 million.

•	On July 5, BioMarin announced the reduction of Orapred-related sales activities and the company’s renewed focus on its core business in genetic and metabolic diseases. As a result, the company expects to reduce operating expenses, net of severance costs, by approximately $3 million in 2005 and by approximately $9 million on an annualized basis.

•	On June 28, at the BioMarin 2005 Annual Stockholder Meeting, the company announced the election of its board of directors, which includes a total of seven individuals, three of whom are new in 2005: Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin; Joseph ‘Skip’ Klein, III, Managing Director of Gauss Capital Advisors, LLC; and Alan J. Lewis, President of Celgene Signal Research.

•	On June 1, BioMarin announced that the FDA had granted marketing approval of Naglazyme for MPS VI, making it the first approved therapy for the treatment of this life-threatening, inherited disorder. The company subsequently launched Naglazyme in the United States on June 20, 2005.

•	On May 16, BioMarin announced a strategic alliance with Serono for the development and commercialization of Phenoptin™ (sapropterin hydrochloride) and Phenylase™ (phenylalanine ammonia lyase), investigational product candidates for the treatment of PKU and other disease indications. As part of the agreement, BioMarin received an upfront payment of $25 million and could receive milestone payments of up to $232 million for the successful development and approval of both products in multiple indications, of which $45 million is associated specifically with Phenoptin for PKU. Additionally, BioMarin and Serono will generally share equally all development costs following the successful initiation of Phase 3 trials for Phenoptin and Phenylase for PKU.

Upcoming Company Milestones

BioMarin expects to continue to advance its product and clinical-stage product portfolio in the coming months. The following is a list of the company’s projected near-term milestones:

•	Announce the opinion issued by the European Medicines Evaluation Agency following its review of the Marketing Authorization Application for Naglazyme for the treatment of MPS VI (fourth quarter of 2005). If positive, the agency will forward the opinion to the European Commission for final approval in the European Union (first quarter of 2006).

•	Announce data from the Phase 3 clinical trial of Phenoptin for the treatment of PKU (first quarter of 2006).

BioMarin will host a conference call and webcast to discuss second quarter financial results Tuesday, August 2, at 12:00 p.m. EDT (18:00 CEST). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: August 2, 2005

Time: 12:00 p.m. EDT (18:00 CEST)

U.S. & Canada Toll-free Dial in #: 800.659.1942

International Dial in #: 617.614.2710

Participant Code: 67564875

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 27414669

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of three approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, Aldurazyme (laronidase) for mucopolysaccharidosis I (MPS I), and Orapred (prednisolone sodium phosphate oral solution) for inflammatory conditions. Investigational product candidates include Phenoptin™ (sapropterin hydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com.

Information on BioMarin’s website, www.BMRN.com, is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s products Naglazyme and Orapred (including its branded and authorized generic products) and BioMarin/Genzyme LLC’s product Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of Phenoptin; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Orapred, and Phenoptin; and actions by regulatory authorities, including actions related to Naglazyme, Orapred and Phenoptin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in continuing commercialization of Naglazyme and Orapred; our joint venture partner’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, including the Phase 3 clinical trial of Phenoptin; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred; actual sales of Aldurazyme, Naglazyme and Orapred; product returns of Orapred; the possible development of competing products; the effect on sales of Orapred following the recent approval of a generic product that is therapeutically equivalent to Orapred; the implementation of a settlement with Medicis; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2004 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

# # #

NET SALES OF BIOMARIN AND BIOMARIN/GENZYME LLC PRODUCTS

For the Three and Six Months Ended June 30, 2004 and 2005

(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$9.2	$19.2	$16.6	$35.1
Orapred	$4.6	$1.3	$4.6	$6.3
Naglazyme	$—	$0.1	$—	$0.1

(1)	The company recognizes its 50% share of the net income/loss of BioMarin/Genzyme LLC as Equity in the loss/(income) of BioMarin/Genzyme LLC in the company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2004 and 2005

(In thousands, except for per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Revenues:
Net product sales	$4,563	$1,437	$4,563	$6,426
Collaborative agreement revenues	—	2,189	—	2,189

Total revenues	4,563	3,626	4,563	8,615
Operating expenses:
Cost of sales (excludes amortization of developed product technology)	613	478	613	1,137
Research and development	12,168	14,822	25,864	29,814
Selling, general and administrative	7,663	10,117	11,543	20,684
Amortization of acquired intangible assets	819	286	819	572
Acquired in-process research and development	35,444	—	35,444	—
Equity in the loss/(income) of BioMarin/Genzyme LLC	1,699	(3,303)	3,458	(5,378)

Total operating expenses	58,406	22,400	77,741	46,829

Loss from operations	(53,843)	(18,774)	(73,178)	(38,214)
Interest income	663	374	1,424	615
Interest expense	(2,418)	(2,940)	(3,789)	(6,199)

Net loss	$(55,598)	$(21,340)	$(75,543)	$(43,798)

Net loss per share, basic and diluted	$(0.86)	$(0.33)	$(1.18)	$(0.68)

Weighted average common shares outstanding, basic and diluted	64,339	64,605	64,282	64,558

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2004 (1)	June 30, 2005
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,081	$17,111
Short-term investments	35,734	9,574
Restricted cash	25,298	119
Accounts receivable, net	4,047	2,871
Advances to BioMarin/Genzyme LLC	2,160	2,405
Inventory	2,316	3,386
Other current assets	2,641	3,870

Total current assets	85,277	39,336
Cash balances related to long-term debt	16,406	18,979
Investment in BioMarin/Genzyme LLC	23,129	28,523
Property and equipment, net	42,501	39,556
Acquired intangible assets, net	16,451	15,878
Goodwill	45,053	21,262
Other assets	4,149	3,713

Total assets	$232,966	$167,247

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$27,249	$21,715
Current portion of acquisition obligation, net of discount	39,122	8,143
Current portion of deferred revenue	—	9,842
Current portion of equipment and facility loans	3,683	4,002

Total current liabilities	70,054	43,702
Convertible debt	125,000	125,000
Long-term portion of acquisition obligation, net of discount	86,632	71,986
Deferred revenue, net of current portion	—	14,773
Equipment and facility loan, net of current portion	16,406	18,979
Other long-term liabilities	2,852	3,249

Total liabilities	300,944	277,689

Stockholders’ deficit:
Common stock, $0.001 par value: 150,000,000 shares authorized; 64,501,159 and 64,734,372 shares issued and outstanding at December 31, 2004 and June 30, 2005, respectively	65	65
Additional paid-in capital	421,141	422,256
Accumulated other comprehensive loss	(363)	(144)
Accumulated deficit	(488,821)	(532,619)

Total stockholders’ deficit	(67,978)	(110,442)

Total liabilities and stockholders’ deficit	$232,966	$167,247

(1)	December 31, 2004 balances were derived from the audited consolidated financial statements.